Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated February 25, 2021, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Texas Pacific Land Trust’s Annual Report on Form 10-K for the year ended December 31, 2020, in this Registration Statement under The Securities Act of 1933 on Form S-8 of Texas Pacific Land Corporation to be filed on or about December 29, 2021.

/s/ Lane Gorman Trubitt, LLC

Dallas, Texas

December 29, 2021